Exhibit 99.1

Omni Bio Announces FDA IND Clearance for
Alpha-1 antitrypsin (AAT) Type 1 Diabetes Clinical Trial

Screening Underway at Barbara Davis Center for Childhood Diabetes at University of Colorado Denver Anschutz Medical Campus

Management to Present at Jefferies 2010 Global Life Sciences Conference

Denver, CO (Marketwire-June 8, 2010) – Omni Bio Pharmaceutical, Inc.(“OMNI”), (OTCBB: OMBP) today announced that the Barbara Davis Center for Childhood Diabetes has received IND regulatory clearance from the U.S. Food and Drug Administration (FDA) to initiate a Phase I/II clinical trial evaluating Alpha-1 antitrypsin (“AAT”) in Type I diabetics.

Dr. Charles A. Dinarello, Acting Chief Executive Officer of OMNI stated, “We are pleased to announce IND Clearance for a Phase I/II clinical trial in Type 1 diabetics. Although this is the first time AAT will be evaluated in humans with Type 1 diabetes, AAT already has an excellent safety track record as an FDA-approved biological. We are confident that this outstanding safety profile was a significant factor in the FDA’s IND clearance.”

AAT is an FDA-approved, off-patent drug currently indicated for the treatment of pulmonary emphysema among those with genetic deficiency of AAT.  Preclinical studies demonstrate that AAT may be effective in treating a variety of  medical disorders.  The decision to pursue a clinical trial of AAT in Type 1 diabetics was based on promising animal study data.  Dr. Dinarello further stated that, “If AAT’s efficacy in humans is similar to that observed in our animal studies, it could become a method of treatment for qualifying Type 1 diabetics. Despite the prevalence of Type 1 diabetes in the juvenile population, patients and their parents are still waiting for a solution that can stop this debilitating disease in its tracks.”

The Phase I/II clinical trial is being sponsored by OMNI and will be conducted under the auspices of Dr. Peter Gottlieb at the Barbara Davis Center for Childhood Diabetes and other units at the Anschutz Medical Campus of the University of Colorado Denver (“UCD”). OMNI has licensed patent applications related to the method of use of AAT for the treatment of diabetes from the Regents of the University of Colorado and a privately held corporation.

The study protocol provides for AAT administration during an eight-week treatment period in an initial group of 15 diagnosed diabetics, potentially expanding to up to 50 patients.  Following the initial AAT administration, enrolled patients will be monitored for two years.

In conjunction with the receipt of the IND clearance, Omni announced today that it has executed an agreement with a body of UCD and the Barbara Davis Center to conduct the clinical trial, which Omni expects to commence during the third quarter of 2010.

Management to Present at Jefferies 2010 Global Life Sciences Conference

OMNI’s executive management team is scheduled to present at the Jefferies 2010 Global Life Sciences Conference at the Grand Hyatt Hotel in New York City on June 11, 2010 at 11:30 am EDT.

A live audiocast and replay of the presentation will be available on OMNI’s website at www.omnibiopharma.com.

Presenting on behalf of OMNI are Dr. Charles Dinarello; Edward Larkin, Chief Operating Officer; and Dr. Leland Shapiro, OMNI’s Principal Scientific Investigator.  OMNI’s executive management team will be available to respond to questions during a breakout session following the presentation and to participate in one-on-one meetings with investors attending the conference.

About Omni Bio Pharmaceutical, Inc.

Omni Bio Pharmaceutical, Inc. is an emerging biopharmaceutical company formed to acquire, license, and develop existing therapies for indications with substantial commercialization potential.  OMNI’s's core technology and pipeline are based on issued and pending patents licensed from the University of Colorado Denver (“UCD”) and a privately held corporation surrounding the broader therapeutic potential of currently marketed therapies.  One of the Company’s lead development programs is evaluating an FDA-approved, off-patent drug, Alpha-1 Antitrypsin ("AAT"), for the treatment of Type 1 diabetes. Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of bacterial and viral disorders, biohazards, diabetes and transplant rejection.

OMNI is led by Acting CEO Dr. Charles Dinarello, Professor of Medicine in the Division of Infectious Diseases at UCD.  Dr. Dinarello is considered a founding father of cytokine biology. For additional information, please visit www.omnibiopharma.com.

Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management's current views and expectations with respect to future events, including the clinical trial.  These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements.  These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed on June 29, 2009.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Omni Bio Pharmaceutical, Inc.
Edward C. Larkin
Chief Operating Officer
720-488-4708

The Ruth Group
Sara Pellegrino / Ashleigh Barreto (investors)
646-536-7002 / 7028
spellegrino@theruthgroup.com / abarreto@theruthgroup.com